August 11, 2021
PRIVATE AND CONFIDENTIAL
Ramona Seabaugh

Dear Ramona,

Re: Offer of Employment
We at MedAvail Technologies (US), Inc. (“MedAvail” or the “Company”) believe that we are able to provide you with exciting and challenging career opportunities as part of our team.
MedAvail is pleased to extend to you an offer of employment on the terms and conditions outlined below.
1.Title. You will be employed as Chief Financial Officer, MedAvail. You will be reporting directly to the Chief Executive Officer of MedAvail.
2.Commencement Date. Your employment with us will begin on or about Monday, September 20, 2021 (“Commencement Date”).
3.Duties and Position. You agree to devote your whole working time to the performance of your duties and to perform your duties and responsibilities, as assigned to you from time to time by the Company, faithfully and to the best of your ability. Your duties are subject to change to meet Company needs. You agree to act in the best interests of the Company at all times. While you are employed, you agree that you will not be employed by or obtain an ownership interest in any other entity or person who is a competitor of the Company, or where you may be placed in a position of conflict with the Company. You will be able to join one (1) non-competitive for-profit Board no sooner than after one 1) year of employment with the Company.
4.Base Salary. You will be paid an annual base salary of $325,000.00 USD (gross) subject to required statutory and other deductions which are hereby authorized by you. Your salary will be paid on a bi-weekly basis. With your authorization, this payment will be made directly into a bank account designated by you.
5.Sign on Bonus. You will be paid a signing bonus of $70,000 USD (gross) within twenty (20) business days following your Commencement Date. This signing bonus will be subject to required statutory and other deductions which are hereby authorized by you.

With your authorization, this payment will be made directly into a bank account designated by you.
6.Vacation. You will be entitled to five (5) weeks’ vacation for every twelve months of employment. Vacation is accrued each pay period and balances available for your review in our HRIS system.
7.Benefits. You will be eligible to participate in our group health benefit plans the first day of the month immediately following the first day of employment. In accordance with their terms, the details of which will be available upon the commencement of your employment with the Company. The group benefit plans may be amended at the Company’s sole discretion from time to time, and so long as the modified terms apply generally to employees, you agree that any such modification will not constitute constructive dismissal.
8.Short Term Incentive Plan. The Company’s Short Term Incentive Plan (“STIP”) is a discretionary bonus plan designed to support the overall compensation structure as a component of total compensation. You will be eligible for the opportunity to earn up to forty (40) percent of your base salary as an STIP bonus. The MedAvail Board of Directors will determine the corporate objectives and approve your departmental and individual objectives for each calendar year. In generally, fifty (50) percent of any STIP award is based on the achievement of the Company’s corporate objectives and the remaining fifty (50) percent is based on achievement of your departmental and individual objectives. The amount of any STIP bonus is determined at the discretion of the MedAvail Board of Directors and is not guaranteed to be paid in any given calendar year, or at all. The MedAvail Board of Directors will have sole discretion in determining whether any STIP award will be provided by way of cash or options granted pursuant to the Employee Stock Option Plan of MedAvail, Inc. You must be an active employee working at MedAvail on the date STIP bonuses are paid and not have given notice of resignation for a future date, in order for you to be eligible to receive any such STIP that you would otherwise be entitled to.
9.Equity Awards. Promptly following the Commencement Date, the Company will recommend to its Board of Directors (the “Board”) that you be provided with initial equity awards valued at $650,000.  The initial equity awards will be equally divided 50% in the form of an option (the “Option”) and 50% in the form of a restricted stock unit award (“RSU Award”).  The number of shares subject to the Option will be calculated based on a Black-Scholes value with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The RSU Award will be calculated based on the closing price of the Company’s common stock on the date of grant. The Option and the RSU Award will be issued pursuant to the MedAvail Holdings, Inc. 2020 Equity Incentive Plan (the “ESOP Plan”) and will be subject to the approval of the Board. Subject to the Stock Option Agreement, Restricted Stock Unit Award Agreement and

detailed provisions of the ESOP Plan, your Option will vest over 4 years from the date of grant, at a rate of 1/48th per month and your RSU Award will vest over 3 years with a cliff vest every 12 months.  Vesting is subject to you continuing to be a Service Provider (as defined in the ESOP Plan) through each vesting date. You will be required to sign both the definitive Stock Option Agreement & Restricted Stock Unit Award Agreement documenting your Option and RSU Award in which you affirm that your rights with respect to both will be subject to the applicable terms in the ESOP Plan and your agreements. The Board of Directors may from time to time alter the terms and conditions of the ESOP Plan on a go forward basis, without notice to you.
10.Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position with the Company. The Severance Agreement will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.
11.Expenses. You shall be entitled to be reimbursed for all reasonable expenses duly and properly incurred for the performance of your duties in accordance with Company policies in effect from time to time.
12.Hours of Work. In the execution of your duties, you will be expected to work not less than 40 hours per week, and in the evenings and on weekends where required. Your position is classified as exempt and does not qualify for overtime pay. You will be expected to travel throughout the US and to the Canadian headquarters of the Company from time to time.
13.Policies. You agree to abide by the rules, regulations, personnel practices, directives, programs and policies (the “Policies”) of the Company as issued and in effect at any time during your employment. On an annual basis, or otherwise as may be reasonably required by the Company, you shall be required to certify your commitment to comply with the Policies, which are subject to amendment by the Company at any time and from time to time.
14.Conditions. This offer and your continued employment is conditional upon the following:
(a)You shall provide documentation permitted on the Form I-9 establishing that you are legally authorized to work in the United States, and you agree to indemnify the Company and its subsidiaries from any claims, damages, costs or expenses caused by the breach of this representation

(b)You shall provide a copy of a valid US passport;
(c)You shall submit to a credit check and/or security search and/or reference check to be conducted at the Company’s expense. Your employment with the Company is conditional upon the Company being satisfied with the results of such searches, in its sole discretion;
(d)You shall submit (at the request of the Company) to a drug screen at the expense of and at a laboratory designated by the Company. This offer of employment is contingent upon the Company being satisfied with the results of your drug screen, in the Company’s sole discretion; and
(e)You confirm that you have no obligations to third parties that would prevent you from performing your duties and responsibilities set out herein.
15.Confidentiality. As a condition of your continued employment, you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement in the Company’s standard form (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before the Transition Date.
16.Termination of Employment. If you choose to accept this offer of Employment, your employment by the Company will be at-will, which means that either you or the Company may terminate your employment at any time and for any reason with or without notice. This offer letter does not constitute a contract or guarantee of continued employment, and the Company retains the right to modify, amend, or cancel the benefits and payments summarized in this letter at any time and without prior notice.
Upon termination of employment, by the next regularly scheduled payday you will be paid your wages earned through your date of termination as well as payment for all accrued but unused vacation days.

You acknowledge that, if you decide to terminate your employment with the Company, you will give the Company a minimum of two (2) weeks’ notice and during that period of notice, cooperate fully in the transitioning of your role.
17.Independent Legal Advice. You acknowledge that you have read and understood this Agreement and have been advised by us to seek independent legal advice and have been given a reasonable opportunity to seek and obtain such advice before signing the agreement.
18.Severability. If any provision contained in this Agreement (or part thereof) is determined to be unenforceable in whole or in part by a Court of competent jurisdiction, such invalid provision (or part thereof) shall be severed and the remaining terms will remain in full force and effect.
19.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. Any representations, oral or written, that are not expressly included in this Agreement are superseded and of no force or effect.
20.Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of electronically transmitted reproductions of signature pages), each of which shall be deemed an original, but both of which together constitute one and the same instrument.
21.Governing Law. The law of the state of Arizona governs the interpretation of this Agreement without regard to any choice of law or conflict of laws rules, provisions or principles (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.
We look forward to you joining MedAvail. If you choose to voluntarily accept this offer, please return an executed copy of this letter to us.
Yours truly,
MedAvail Technologies (US) Inc.
Per: /s/ Ed Kilroy

Ed Kilroy – Chief Executive Officer

ACCEPTANCE
I have had the opportunity to review this offer of employment, understand its terms, and accept the terms offered above. I confirm that there are no terms which have been promised to me other than those described above. I acknowledge that I am able to consult with legal counsel, at my own cost, and that I am voluntarily accepting this offer.

/s/ Ramona Seabaugh
Ramona Seabaugh	Date: August 12, 2021